Exhibit 99.1

The Goldman Sachs Group, Inc. ½ 85 Broad Street ½ New York, New York 10004
Goldman Sachs Announces $5 Billion Public Offering of Common Equity
New York, NY — April 13, 2009 — The Goldman Sachs Group, Inc. (NYSE: GS) announced today that it has commenced a public offering of $5 billion of its common stock for sale to the public. Goldman, Sachs & Co. will serve as the sole underwriter for the transaction. The underwriter will have a 30-day option to purchase up to an additional 15% of the offered amount of common stock from the company to cover over-allotments, if any.
After the completion of the stress assessment, if permitted by our supervisors and if supported by the results of the stress assessment, Goldman Sachs would like to use the capital raised plus additional resources to redeem all of the TARP capital.
As described in our First Quarter Earnings press release that has been filed separately with the Securities and Exchange Commission today, Goldman Sachs will be hosting a call to discuss the firm’s first quarter 2009 financial results, outlook and related matters, at 7:00 am (ET) on Tuesday, April 14, 2009. The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) and 1-706-679-5627 (international).
The Goldman Sachs Group, Inc. is a leading global financial services firm providing investment banking, securities and investment management services to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.
This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. A registration statement relating to these securities has been filed and is effective. A written prospectus describing our common stock in the offering meeting the requirements of Section 10 of the Securities Act of 1933 (other than a free writing prospectus as defined in Securities Act Rule 405) may be obtained from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad St., New York, NY 10004 or by faxing (212) 902-9316 or calling toll-free
1-866-471-2526 or emailing at prospectus-ny@ny.email.gs.com.

Media Contact: Lucas van Praag	Investor Contact: Dane E. Holmes
Tel: 212-902-5400	Tel: 212-902-3580